EXHIBIT 16.1

March 25, 2011

Securities and Exchange Commission
100 F Street NE
Washington, DC  20549

RE: Fitwayvitamins, Inc

We have read the statements that we understand Fitwayvitamins, Inc. will include under Item 4.01 of the Form 8-K/A report it will file regarding the recent change of auditors.  We agree with such statements made regarding our firm.

Very truly yours,

/s/ De Joya Griffith & Company, LLC
Certified Public Accountants